Exhibit 10.1

2008 Qwest Management Bonus Plan Summary

Purpose

Qwest Communications International Inc.’s compensation philosophy is to pay for performance.  The purpose of this bonus plan is to tie a portion of each participant’s compensation to corporate goals and individual achievements.

Eligibility

Except as set forth below, all Qwest management employees in non-sales-commissioned positions who are on the payroll during 2008 and who remain on the payroll until the “close date”, two weeks prior to the bonus pay out date, are eligible to participate in the 2008 Qwest Management Bonus Plan.  If a 2008 bonus is paid, the bonus payout is expected to occur during the first quarter of 2009.

Employees are ineligible for a bonus if their employment terminates, either voluntarily or involuntarily, prior to the bonus program close date; if they are hired after September 30, 2008; if they are on other incentive plans (e.g., sales compensation plans); if they are rated “Unacceptable” by their supervisor or, in the discretion of the supervisor, their performance and/or behavior does not warrant a payout. In addition, occupational employees, interns, contract employees and temporary employees are ineligible for a bonus.

Bonus Target Percentages

The target percentage used to calculate the bonus is expressed as a percentage of base salary. The target percentage varies based on an employee’s job responsibility and impact on the business.

Bonus Calculation

The bonus payment is based on three measures: Corporate Performance, Business Unit Performance, and Individual Performance.  Corporate and Business Unit Performance will be combined and scored between 0% - 150% based on the applicable components described below.  Individual Performance will be scored between 0% -150%.   The actual bonus payment will be computed as shown:

                                Eligible 2008 Salary

            x  Bonus Target Percentage

            x  [Corporate Performance Score x 60%] + [Business Unit Performance Score x 40%]

            x  Individual Performance Score

            =  Bonus

1)             Corporate Performance (60% for all employees)

Corporate Performance is determined by the following:

Revenue (total company)  (20%)

EBITDA (total company)  (30%)

Cash Flow (total company)  (30%)

Imperatives (total company)  (20%)

2)             Business Unit Performance (40% for all employees)

a.               Revenue Generating Business Units Performance

Revenue Generating Business Unit Performance is determined by the following:

1)              For Employees in Business Markets (BMG):

BMG:

Revenue (50%)

Operating Margin (30%)

Imperatives (20%)

2)              For Employees in Wholesale:

Wholesale:

Revenue (20%)

Operating Margin (60%)

Imperatives (20%)

3)              For Employees in Mass Markets:

Mass Markets:

Revenue (40%)

Operating Margin (40%)

Imperatives (20%)

b.               Product Management and Information Technologies (IT) Performance

Product Management and IT Performance is determined by the following:

Revenue ( Weighted Avg. BMG, Mass Markets, Wholesale) (20%)

Operating Margin (Weighted Avg. BMG, Mass Markets, Wholesale) (30%)

Capital Expenditures (Product Management/IT & Nework Operations) (30%)

Imperatives (20%)

c.               Network Operations Performance

Network Operations Performance is determined by the following:

Operating Margin (total company) (20%)

Capital Expenditures (40%)

Expense (20%)

Imperatives (20%)

d.               Administrative Support Groups Performance (Executive, Federal Relations, Finance, Legal, Corporate Relations and Public Policy)

Performance for employees in Executive, Federal Relations, Finance, Legal, Corporate Relations and Public Policy is determined by the average of BMG, Wholesale, Mass Markets and Network Operations Performance.

All performance targets for each measure will be established at the beginning of 2008 and approved by the Board of Directors.

3)    Individual Performance:

Individual Performance is determined in an evaluation by the supervising manager of overall employee performance compared to established performance objectives and behaviors exhibited by the employee compared to Qwest’s brand attributes and values.

Each of the above financial performance targets may be based on non-GAAP measures including adjustments to the reported GAAP financial statements as determined at the end of the year and approved by the Board of Directors.  Imperative achievement is based on a qualitative evaluation of non-financial performance objectives by our CEO.  The Board of Directors will certify performance attainment and approve payout prior to payout date.  The Board of Directors may consider the impact of any one time or unusual items in determining the percentage achievement of any performance target.

Nothing in the 2008 Qwest Management Bonus Plan is intended to modify the “At-Will” nature of Qwest employees’ employment.  All Qwest management employees are employed “At-Will.”  This means either the employee or the company may terminate the employee’s employment with or without cause at any time, and without advance notice, procedure or formality.